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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

                                                                 Exhibit 10.3.46

                                LICENSE AGREEMENT

     THIS license agreement (hereinafter "License) is made between THE DOW CHEMICAL COMPANY (hereinafter "DOW"), a corporation duly formed and existing under the laws of the State of Delaware, having a place of business at 2030 Willard H. Dow Center, Abbott Road, Midland, Michigan 48674, United States of America, and Neoprobe Corporation (hereinafter "NEOPROBE"), a corporation duly formed and existing under the laws of the State of Delaware, having a place of business at 425 Metro Place North, Dublin, Ohio 43017-1367;

                                   WITNESSETH:

     WHEREAS, DOW is engaged in certain research and development involving certain radioactive conjugated agents used for localization in specific tissue; and

    WHEREAS, DOW has proprietary rights in technology relating to said agents, including: patent rights, know-how, and other industrial property rights; and

    WHEREAS, NEOPROBE desires to undertake the further development and commercial exploitation of said agents; and

    WHEREAS, NEOPROBE desires to obtain an exclusive, global license for DOW's technology relating to said agents; and

    WHEREAS, DOW is willing to grant said license to NEOPROBE; and

    WHEREAS, DOW and NEOPROBE have signed a Confidentiality Agreement, effective from September 16,1988; and

    WHEREAS, DOW and NEOPROBE have signed a Letter of Intent, effective January 29,1996 which terms are included in this License.

    NOW, THEREFORE, DOW and NEOPROBE, in consideration of the mutual covenants contained herein, hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

    When used in this License, the following terms shall have the meanings set out below, unless the context requires otherwise. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

    1.1 "AFFILIATE" means a corporation or any other entity that at any time during the term of this License directly or indirectly through one or more intermediaries is CONTROLLED by the designated Party, but only for so long as the relationship exists. A corporation or other entity shall no longer be an AFFILIATE when through loss, divestment, dilution or other reduction of a Party's ownership, the Party losses CONTROL of such corporation or other entity.
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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

    1.2 "ANTIBODY or ANTIBODIES" as used herein means one or more antibodies directed against carcinoma associated antigens and selected from:

    (a) certain antibodies developed by Dr. Jeffrey Schlom and his associates at the Laboratory of Tumor Immunology and Biology, National Cancer Institute, National Institutes of Health under a CRADA, and further described as:

         (1) monoclonal antibodies COL-1 through 15 which are directed against various restricted epitopes of the 180,000 dalton carcinoembryonic antigen complex, and

         (2) some forty (40) monoclonal antibodies directed against the purified TAG-72 antigen and designated CC1 through 92, including CC49; and

    (b) successor antibodies to the above, developed by DOW or NIH/NCI under the above CRADA (during the term of the CRADA) as replacements therefor in the FIELDS.

    1.3 "APPROVAL" means final approval by a HEALTH AUTHORITY in any country where applicable in the TERRITORY, for commercial marketing of PRODUCT, including approval of final labeling and price approval.

    1.4 "CDA" means a confidential disclosure agreement, Confidentiality Agreement, effective from September 16, 1988, between the Parties. A copy is attached as Appendix B.

    1.5 "CONFIDENTIAL INFORMATION" means any information of either Party regarding TECHNOLOGY, PATENTS, any samples of ANTIBODY or PRODUCT, financial terms of this License, and business development plans for the PRODUCT. and does not include information excluded under Article 8.2.

    1.6 "CONTROL" or "CONTROLLED" shall mean, in the case of a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors and, in the case of an entity other than a corporation, ownership or control, directly or indirectly, of more than 50% of the assets or the ability to direct the management and affairs of such entity.

    1.7 "CRADA" means an Cooperative Research and Development Agreement between DOW and PHS, effective from February 1, 1987 until it expired on February 1, 1995, and its amendments, for the development of ANTIBODIES by Dr. Jeffrey Schlom and his associates at the Laboratory of Tumor Immunology and Biology, National Cancer Institute, National Institutes of Health (NIH/NCI). A copy, with amendments, is attached as Appendix D.

    1.8 "DMF" means DOW's drug master file and supporting documentation for the preparation of the PRODUCT for FIELD (II) on file at the FDA.

    1.9 "DOE" means the United States Department of Energy and corresponding agencies of other countries in the TERRITORY.

    1.10 "EFFECTIVE DATE" means the date of the last signature of the Parties to this License.

    1.11 "FDA" means the United States Food and Drug Administration or any successor U.S. governmental agency performing similar functions.

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
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    1.12 "FIELD (I)" means Radioimmunoguided Surgery(TM) or RlGS(R) (trademarks of NEOPROBE) procedure which is defined as the injection into a human of either a RADIOLABELLED ANTIBODY joined to a LINKER or a RADIOLABELLED RECEPTOR LIGAND joined to a LINKER followed by the use of a hand-held radioactivity detecting probe (and not a gamma scanner) topically or during surgery to detect tumor lesions. Such procedure includes administration to a patient of a RADIOLABELLED ANTIBODY followed by the elapse of time for the RADIOLABELLED ANTIBODY to preferentially concentrate in any neoplastic tissue in the patient and for the background radioactivity in the patient to decrease, and the detection of such preferentially concentrated RADIOLABELLED ANTIBODY by a detector probe placed in juxtaposition with tissue suspected of containing said RADIOLABELLED ANTIBODY; and any surgical method claimed in NEOPROBE's U.S. Patent 4,782,840, or any reissue or extension thereof, or any corresponding patent application or patent in any country in the TERRITORY. This FIELD does not include the use of RADIOLABELLED ANTIBODIES at doses or energies high enough to exert, or be reasonably expected to exert, a cytotoxic or cytocidal effect on tumor cells (an effect sometimes referred to as radioimmunotherapy). This FIELD does not include the use of monoclonal antibodies, radiolabelled or modified in other ways, for external imaging. This FIELD is intended to comprise a medical use in humans of a PRODUCT that requires government APPROVAL by a HEALTH AUTHORITY prior to commercialization. Specifically excluded are the fields encompassed within the TTA and CRADA.

    1.13 "FIELD (II)" means the use in humans for radioimmunotherapy ("RIT") of either a RADIOLABELLED ANTIBODY with a LINKER intended to destroy cancer cells which is subject to the terms of the CRADA or a RADIOLABELLED RECEPTOR LIGAND joined to a LINKER at doses or energies high enough to exert, or be reasonably expected to exert, a cytotoxic or cytocidal effect on tumor cells. This FIELD is intended to comprise a medical use in humans of a PRODUCT that requires government APPROVAL by a HEALTH AUTHORITY prior to commercialization.

    1.14 "FIELDS" means collectively FIELD (I) and FIELD (II).

    1.15 "GMPs" means the Good Manufacturing Practices as defined from time to time in the United States Food, Drug and Cosmetics Act and related regulations or any successor laws or regulations governing the manufacture of the PRODUCT in the United States.

    1.16 "HEALTH AUTHORITY" means the agency corresponding to the FDA of each country in the TERRITORY, including but not limited to the Center of Pharmaceutical Speciality ("CPS") procedure agency (or any successor agency) for WESTERN EUROPE.

    1.17 "LETTER OF INTENT" means the letter agreement between the Parties effective January 29,1996, concerning the subject matter of this License. A copy is attached as Appendix C.

    1.18 "LINKERS" means bifunctional organic molecules used to join ANTIBODIES or RECEPTOR LIGANDS with radionuclides used in PRODUCT

    1.19 "NET SALES" shall mean the amount invoiced on sales of PRODUCT by NEOPROBE and its AFFILIATES to a THIRD PARTY, less the following deductions to the extent included in the amounts invoiced:

         (i) trade, cash or quantity discounts actually allowed, granted from the invoiced amount and taken; and

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
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         (ii) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions; and

         (iii) insurance, if included in the amount invoiced; and

         (iv) rebates paid pursuant to government regulations; and

         (v) taxes or governmental charges for export/import fees or radioactive waste disposal fees by governmental authorities in the TERRITORY on the sales of PRODUCT to said THIRD PARTY, if included in said invoiced amount, whether denominated as value added taxes, sales taxes, or excise taxes, to the extent included in said invoiced amount.

NET SALES shall not include sales between or among NEOPROBE and its AFFILIATES.

    1.20 "NRC" means the United States Nuclear Regulatory Commission, and corresponding agencies of any foreign government in the TERRITORY.

    1.21 "PATENTS" means all patent applications and patents, together with any continuations, divisions, reissues and extensions of the foregoing which claims cover the process or manufacture, use or sale of LINKER, ANTIBODY or PRODUCT in the FIELDS in the TERRITORY which are owned, licensed or controlled by DOW or which become owned, licensed or controlled by DOW during the life of this License. The PATENTS existing which claims cover the FIELDS in the TERRITORY on the EFFECTIVE DATE are listed in APPENDIX A, which is attached hereto and made a part hereof. APPENDIX A shall be amended from time to time, at NEOPROBE's request, but no more frequently than once yearly, unless required to provide information to compute the payments due under this License.

    1.22 "PRODUCT" means a RADIOLABELLED pharmaceutical composition or formulation joined to a LINKER, as a finished, packaged, product suitable for shipment and use in one of the FIELDS.

    1.23 "RADIOLABELLED" means PRODUCT labeled, either with or without a LINKER present, with a radionuclide selected from 1231, 1251, 13l1 or the lanthanide series of radioisotopes, excluding Gd.

    1.24 "RECEPTOR LIGAND" means any site specific compound for human in vivo use, other than ANTIBODY, known to the public as of January 29, 1996, capable of delivery of the PRODUCT containing it to an intended tumor cell, except for compounds containing dendrimers, peptides or carbohydrates.

    1.25 "TECHNOLOGY" means information, know-how, trade secrets, and data, relating to the manufacture of ANTIBODY, LINKER or PRODUCT or its use in the FIELDS which DOW owns as of the EFFECTIVE DATE or is otherwise lawfully in the possession of DOW during the TRANSFER PERIOD. The TECHNOLOGY includes all unpublished technical information regarding the formulations, toxicology, clinical data and results done by or reasonably available to DOW, preclinical data (including pharmaceutical and toxicological), animal data, compositions, process of making, DMF information, testing, packing, shipping, handling, and using ANTIBODY, LINKER and PRODUCT, and production techniques, packaging and handling techniques, quality control procedures, stability data, confidential material specifications, and files to which DOW has the right to disclose and license to third parties. Such TECHNOLOGY EXPRESSLY EXCLUDES process information, know-how, trade secrets, and data, relating to the manufacture of precursors to LINKERS.

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

    1.25 "TERRITORY" means worldwide, EXCLUDING any countries prohibited or restricted under Article 11.

    1.26 "THIRD PARTY" means anyone, other than NEOPROBE and its AFFILIATES. Thus THIRD PARTY includes, without limitation, physicians, hospitals, clinics, hospice facilities, patients, distributors, sublicensees, formularies, and radiopharmacies.

    1.27 "TRANSFER PERIOD" means from the EFFECTIVE DATE until December 1, 1996.

    1.28 "TTA" means the Technology Transfer Agreement between the Parties having an effective date of July 29,1992 and its amendments.

                                    ARTICLE 2
                                GRANT OF LICENSE

    2.1 Grant of License - DOW hereby grants to NEOPROBE, and NEOPROBE hereby accepts:

    (a) an EXCLUSIVE license to use the TECHNOLOGY to make, have made, use, sell and have sold PRODUCT in the TERRITORY in FIELD (I), and an exclusive license under the PATENTS listed in Appendix A to make, have made, use, sell and have sold PRODUCT in the TERRITORY in FIELD (I). This License shall be fully exclusive, to the exclusion of DOW and its AFFILIATES, but subject to Article 2.3, and so long as this License is in effect; and

    (b) an EXCLUSIVE license to use the TECHNOLOGY to make, have made, use, sell and have sold PRODUCT which contains RECEPTOR LIGAND in the TERRITORY in FIELD
(II), and an EXCLUSIVE license under the PATENTS listed in APPENDIX A to make, have made, use, sell and have sold PRODUCT which contains RECEPTOR LIGAND in the TERRITORY in FIELD (II). This License shall be fully exclusive, to the exclusion of DOW and its AFFILIATES, but subject to Article 2.3, and so long as this License is in effect; and

    (c) a NON-EXCLUSIVE license to use the TECHNOLOGY to make, have made, use, sell and have sold PRODUCT which contains ANTIBODY in the TERRITORY in FIELD
(II), and a NON-EXCLUSIVE license under the PATENTS listed in APPENDIX A to make, have made, use, sell and have sold PRODUCT which contains ANTIBODY in the TERRITORY in FIELD (II). This grant shall be become fully exclusive, to the exclusion of DOW and its AFFILIATES, but subject to Article 2.3, upon NEOPROBE obtaining a license from NCI (or from the appropriate governmental entity), and so long as this License is in effect.

    2.2 SUBLICENSING - The exclusive license under Article 2.1 (a) and (b) to NEOPROBE includes the right to sublicense third parties, whether or not AFFILIATES of NEOPROBE, including the right to enter into distributor contracts. NEOPROBE will make and will be responsible for all payments to DOW as a result of sublicensee and AFFILIATE sales of PRODUCT in the FIELDS in the TERRITORY. NEOPROBE will also be responsible for the observance by all sublicensees of all applicable provisions of this License, and will use its best efforts to cause all sublicenses to observe the covenants in this License (i.e., regarding confidentiality, maintenance of records and reporting of NET SALES and royalty payments, exchanges of information and adverse reaction information). All such sublicenses shall be in writing.

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

    If NEOPROBE desires to sublicense under Article 2.1 (c), it must do so in accord with the terms of this License and the provisions of the CRADA. Notification of PHS is required.

    2.3 Reservations - DOW reserves the following rights.

         2.3.1 DOW reserves the right to make, have made, and use LINKER or PRODUCT in FIELD (II) in the TERRITORY for the purposes of:

         (i) process research;

         (ii) basic research and development; and

         (iii) publication of results obtained prior to the EFFECTIVE DATE with a copy to NEOPROBE.

         2.3.2 DOW reserves the right for DOW to proceed, solely at its option and expense, to research, develop, make, have made, use, sell, have sold and license in the TERRITORY the following compounds and complexes for use within FIELD (II):

         (i) RECEPTOR LIGANDS that are proprietary to other than NEOPROBE; and

         (ii) PRODUCTS with any radionuclide (including Gd) other than (123)I,
         (125)I, (13l)I and the lanthanide series (excluding Gd).

         2.3.3 DOW reserves the right for DOW to proceed, solely at its option and expense, to research, develop, make, have made, use, sell ,have sold and license, in the TERRITORY OUTSIDE the FIELDS:

         (i) LINKER; and

         (ii) complexes of LINKER with any metal including (123)I, (125)I,
         (131)I and the lanthanide series; and

         (iii) products and antibodies joined with other linkers with any metal, including but not limited to (123)I, (125)I, (131)I and the lanthanide series.

    2.4 Supply of LINKER for PRODUCT - DOW and NEOPROBE may enter into a separate commercial supply agreement under which DOW will supply NEOPROBE's requirements of LINKER for PRODUCT on mutually agreed terms and conditions. This
Article 2.4 shall not imply an obligation on either Party to enter into a commercial supply agreement. If NEOPROBE employs a third party manufacturer for LINKER for PRODUCT, DOW shall assist NEOPROBE with TECHNOLOGY transfer to such manufacturer, but only that TECHNOLOGY which DOW is willing or able to disclose.

    2.5 Results Available to DOW - NEOPROBE shall make available to DOW or DOW's licensees at no cost all results obtained using LINKERS in PRODUCTS for use by DOW or DOW's licensees in accord with. Article 2.3.

    2.6 CRADA - For NEOPROBE to attain exclusivity under Article 2.1(c) for PRODUCTS containing ANTIBODY for FIELD (II), it is contingent upon NEOPROBE also acquiring an exclusive license from NCI under the CRADA rights within a reasonable time period or acquiring a non-exclusive grant from

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

NCI. DOW shall be notified when such grant from NCI has been obtained by NEOPROBE and a copy of the signed pages(s) of that agreement provided to confirm the grant. At NEOPROBE's option, a copy of the agreement may be provided to DOW.

                                    ARTICLE 3

                               TECHNOLOGY TRANSFER

    3.1 Initial TECHNOLOGY Transfer - Part of the TECHNOLOGY has been transferred to NEOPROBE regarding ANTIBODY and PRODUCT in FIELD (I) under a CDA which shall be superseded by this License as of its EFFECTIVE DATE. All TECHNOLOGY heretofore disclosed by DOW to NEOPROBE regarding ANTIBODY, LINKER and PRODUCT (regardless of field of use) shall be deemed to have been disclosed pursuant to this License and shall be subject to the provisions of this License (including, but not limited to, Article 8 hereof). Further TECHNOLOGY transfer may be carried out by oral, written or electronic means. It is contemplated that TECHNOLOGY on ANTIBODY, LINKER and PRODUCT in FIELD existing on the EFFECTIVE DATE or generated during the course of TECHNOLOGY transfer hereunder will have been completely transferred within the TRANSFER PERIOD.

         3.1.1 The Parties may arrange for meetings of their research and development personnel from time to time during the TRANSFER PERIOD to facilitate the transfer regarding PRODUCT, LINKER, ANTIBODY and TECH NO LOGY.

         3.1.2 If DOW has any samples of LINKER available which can be provided, NEOPROBE may request a portion of such samples during the TRANSFER PERIOD.

    3.2 Costs - DOW will provide five (5) work days of 8 hours per day (200 hours) free of charge to NEOPROBE of technical support at a mutually agreed site in the United States during the TRANSFER PERIOD. When possible for DOW, additional work days will be provided by DOW when requested by NEOPROBE, until one (1) year from the EFFECTIVE DATE, and DOW shall be reimbursed at the rate of one thousand dollars ($1,000.00) per day or on a pro rata basis. All of DOW's reasonable out-of-pocket expenses, e.g. travel, food, lodging, and normal associated expenses, incurred to comply with Article 3.1 during the TRANSFER PERIOD shall be paid by NEOPROBE. DOW shall supply such charges by invoice for items over twenty-five dollars (US$25.00).

    3.3 Adverse Drug Experience Reporting -

         3.3.1 During the TRANSFER PERIOD each Party agrees to report to the other Party, according to Article 16.1, any serious adverse reactions or any side effects which occur or other adverse events with PRODUCT as promptly as possible. Any such reactions or side effects must be reported (in full detail if requested) irrespective of whether there is a causal connection with the PRODUCT being administered or whether the causal connection is unclear or presumed to be not likely. Reports shall be in English or accompanied by an English translation.

     For purposes of this reporting covenant, a serious adverse event is a reaction which meets one or more of the following criteria:

    -    a reaction which is life threatening or fatal;

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    -    a reaction which resulted in hospitalization, or if the patient was already hospitalized, a reaction which prolonged hospitalization;

    -    a reaction which resulted in severe or permanent disability;

    - a reaction which involved congenital anomaly or overdose, or cancer which was not already present at the beginning of treatment with PRODUCT; or

    - a reaction which is considered to be important, significant or otherwise medically serious.

         3.3.2 The Parties also agree to report to each other in writing on a mutually agreed periodic basis during the TRANSFER PERIOD for PRODUCT any and all other adverse reactions or side effects (in full detail if requested) regardless of seriousness or frequency of occurrence and irrespective of whether there is a causal connection with the PRODUCT being administered or whether the causal connection is unclear or presumed to be not likely.

         3.3.3 If an adverse reaction occurs in a blinded Clinical Trial which has not been unblinded, the adverse reaction will not be reported as in Article
3.3.1 or 3.3.2 above until the subject has been unblinded, in accordance with the trial protocol or otherwise as may be required for regulatory, medical or other reasons.

         3.3.4 NEOPROBE, its AFFILIATES, sublicensees and contractors (parties under contract with NEOPROBE or its AFFILIATES for the conduct of clinical studies or obtention of registration for PRODUCT in the TERRITORY) shall be free to include such reports from DOW in their required reporting of adverse drug experiences to the HEALTH AUTHORITIES in the TERRITORY

         3.3.5 After the TRANSFER PERIOD and during the life of this License, NEOPROBE shall make all reports required under Article 3.3 to the appropriate HEALTH AUTHORITIES in the TERRITORY.

     3.3.6 NEOPROBE is aware that NCI has been conducting clinical trials using PRODUCT containing ANTIBODY for FIELD (II). DOW and NEOPROBE do not warrant that they have knowledge of or access to any adverse reports that may exist from those trials.

    3.4 Clinical Trials - PRODUCT containing ANTIBODY for FIELD (II)

         3.4.1 During the TRANSFER PERIOD NEOPROBE shall attempt to obtain any clinical data available to Dr. Jeffery Schlom and his associates who have been running clinical trials. If NEOPROBE is successful at obtaining a license from NCI under FIELD (II) for PRODUCT containing ANTIBODY, then such data should form a portion of that license.

         3.4.2 As of the EFFECTIVE DATE, DOW is no longer supplying LINKER or ANTIBODY or PRODUCT to NCI for their clinical trials.

         3.5 Restricted Information - Neither Party shall be obligated to disclose to the other any information that it is contractually or legally prohibited from disclosing to the other. In the event such a restriction applies, the affected Party will notify the other Party, and the Parties will use their good faith efforts, in-

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
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cluding obtaining necessary consents or permits, to accomplish disclosure of such information by consent or lawful means.

    3.6 DOW's Assistance to NEOPROBE - After submission of the file in the TERRITORY, NEOPROBE may ask for DOW's expertise to answer the rapporter's or other HEALTH AUTHORITY'S questions, even after the end of the TRANSFER PERIOD. If possible, DOW shall provide such reasonable assistance, at the expense of NEOPROBE.

                                    ARTICLE 4
                                 TRANSFER PERIOD

    4.1 Transfer Period - The Parties anticipate that the TRANSFER PERIOD will be required to: a) complete the initial TECHNOLOGY transfer; b) conduct a Good Clinical Practices and Good Laboratory Practices audit of existing data and records; c) attempt to obtain access by NEOPROBE from NCI to any ongoing clinical trial data in the TERRITORY for PRODUCT containing ANTIBODY for FIELD
(II); and d) permit access by the FDA to DOW's DMF or to the information contained therein; and if necessary, permit access to the DMF by other HEALTH AUTHORITIES.

    4.2 Contact Persons - No later than thirty (30) days following the EFFECTIVE DATE, NEOPROBE and DOW will each advise the other of their associates responsible for handling the transition in as smooth and efficient a manner as possible.

                                    ARTICLE 5
                 NEOPROBE DEVELOPMENT, OTHER ACTIVITY, DILIGENCE

    5.1 Development and Marketing Efforts for PRODUCT - NEOPROBE shall use its best efforts to carry out remaining developmental work on PRODUCT as it believes necessary and to file applications with the HEALTH AUTHORITIES as NEOPROBE deems necessary. For purposes of this License, "best efforts" shall mean efforts reasonably consistent with those efforts used by NEOPROBE with regard to its developmental work and commercial activities for its own products deemed to have similar commercial potential, consistent with its business, research and development practices, and applicable legal and regu latory requirements. For NEOPROBE to have been deemed by DOW to have used their best efforts, DOW expects that in the TERRITORY NEOPROBE should:

         5.1.1 Discuss with NCI concerning NEOPROBE's planned activities for PRODUCT containing ANTIBODY for FIELD (II) after the EFFECTIVE DATE (NEOPROBE may provide this License to NCI under confidentiality but with all financial terms and FIELD (I) terms removed). All such discussions with NCI during the term of this License shall be under confidentiality and shall be an exception under Article 8.2;

    5.1.2 Assume all liability (indemnification) for any Clinical Trials on PRODUCT in the TERRITORY in the FIELDS which are done under NEOPROBE's direct supervision and protocols after the EFFECTIVE DATE;

         5.1.3 NEOPROBE shall provide DOW, by June 1, 1997, an initial development plan and milestone schedule for the commercialization of RlGS(TM) for FIELD (I) and RIT for FIELD (II) using the DOW licensed TECHNOLOGY and PATENTS. DOW shall have the right to review NEOPROBE's supporting materials for these development programs.

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         5.1.4 NEOPROBE shall provide DOW with a semiannual development report outlining NEOPROBE's efforts to commercialize RIGS(TM) for FIELD (I) and RIT for FIELD (II) using the DOW licensed TECHNOLOGY and PATENTS.

         5.1.5 Begin Phase I/II Clinical Trials in the TERRITORY and Phase II/III Clinical Trials in Europe and the United States for PRODUCT for the FIELDS in accord with the NEOPROBE development plan.

    NEOPROBE will promptly notify DOW of the occurrence of all of the preceding events under Article 5.1 and supply DOW with proper notification and certification of the occurrence of first commercial sale in each FIELD.

    Because DOW is aware that despite NEOPROBE's best efforts, the dates in the development plan may not be met, and upon NEOPROBE's discussion with DOW of the reasons for the delay, and DOW's consent (which will not unreasonably be withheld), these dates may be extended by a writing signed by both Parties while retaining all the other terms of this License.

    5.2 Development Progress Reports - NEOPROBE will provide DOW with semiannual progress reports (reports to be verbal with one written annual report per year) of its development and registration activity, including submission(s) to HEALTH AUTHORITIES and APPROVAL(s) in the TERRITORY, until the PRODUCT is commercially launched for both FIELDS throughout the TERRITORY

    5.3 Failure to Attain APPROVAL -

         5.3.1 If NEOPROBE fails to meet any of the dates specified in Article
5.1 and the reason for the failure was deemed by DOW to be beyond NEOPROBE's control, e.g. delays by HEALTH AUTHORITIES, then the force majeure terms of
Article 15 apply to Article 5.1 and an extension in time equal to the force majeure event shall automatically occur or NEOPROBE may terminate this License under Article 14.

         5.3.2 If NEOPROBE fails to meet any performance times specified in
Article 5.1 and the reason for the failure was reasonably deemed by DOW to be within NEOPROBE's control, then DOW shall either extend the date with a written copy of the new date provided under Article 16 and penalize NEOPROBE the additional sum of 10% of the APPROVAL fees in Article 7.2 or terminate this License under Article 14. NEOPROBE may indicate to DOW which option it prefers. If this failure occurs more than once for reasons within NEOPROBE's control, then the choice of above option resides with DOW.

         5.3.3 The provisions of Article 5.3 shall be subject to the dispute resolutions available under Article 17.

    5.4 Clinical and Preclinical Studies - NEOPROBE shall carry out such further studies, at its expense, of ANTIBODY, LINKER and PRODUCT as it deems necessary or advisable to develop the PRODUCT and in order to file such forms for APPROVAL with the HEALTH AUTHORITIES for commercialization in the TERRITORY for both FIELDS.

    5.5 NEOPROBE Responsibility - NEOPROBE shall be solely responsible for the planning, design and execution of all its developmental work and commercialization with ANTIBODY, LINKER and PRODUCT for the TERRITORY after the EFFECTIVE DATE using TECHNOLOGY and PATENTS. NEOPROBE shall make any required reports to NCI if the PRODUCT falls within the CRADA.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

    5.6 Regulatory Costs - All regulatory costs for APPROVALS in the TERRITORY shall be borne by NEOPROBE after the EFFECTIVE DATE.

    5.7 Future Research - Upon the EFFECTIVE DATE, NEOPROBE agrees that any research conducted by DOW on ANTIBODY, LINKER or PRODUCT at NEOPROBE's request during the TRANSFER PERIOD shall be paid by NEOPROBE. Any research conducted by DOW on ANTIBODY, LINKER or PRODUCT after the TRANSFER PERIOD shall be in accord with Article 2.3. DOW will draft any resulting patent applications and/or retain title to the patents conceived or reduced to practice during the TRANSFER PERIOD, but NEOPROBE will be exclusively licensed under this License for the TERRITORY for the FIELDS so long as this License is in effect.

                                    ARTICLE 6
                                  PATENT RIGHTS

    6.1 DOW to Maintain PATENTS - DOW shall be responsible at its own cost and expense for prosecuting the patent applications in PATENTS and for maintaining and extending the PATENTS listed on APPENDIX A. DOW shall use good faith efforts to prosecute, issue and maintain all PATENTS in APPENDIX A.

    6.2 NEOPROBE to Assist DOW in extension or restoration of PATENTS - Although DOW shall be responsible for extension or restoration of PATENTS listed on APPENDIX A, NEOPROBE agrees to provide DOW with reasonably requested records, information and assistance to achieve the extension or restoration of any PATENTS in the TERRITORY.

    6.3 Notice of Patent Lapse - DOW shall promptly advise NEOPROBE of the grant, lapse, nullification, revocation, surrender, or invalidation of any of the PATENTS.

    6.4 Validity, Non-Infringement -

         6.4.1 DOW DOES NOT WARRANT that the manufacture, use and sale of the ANTIBODY, LINKER or PRODUCT do not fall within the scope of third party patents or the industrial property rights of a third party. However, to the best of DOW's knowledge, information and belief, that as of the EFFECTIVE DATE, the manufacture, use and sale of the ANTIBODY, LINKER or PRODUCT for the FIELDS does not fall within the scope of third party patents which are not owned or licensed by DOW.

         6.4.2 Abbott Hold Harmless - By the terms of an Agreement between Abbott Laboratories ("Abbott") and DOW effective October 23, 1995 (copy attached hereto as APPENDIX E), NEOPROBE shall be considered as a Related Party and granted a royalty free non-exclusive worldwide immunity from suit under Abbott Patent Rights to make, have made, use, sell and have sold Macrocyclic Compounds and compositions containing Macrocyclic Compounds; therefore, macrocyclic LINKERS are included. Promptly after the EFFECTIVE DATE, DOW shall notify Abbott in accord with Article 2.2 thereof.

    6.5 Disclaimer of Warranties as to Patents - Other than as stated in Article 6.4, DOW makes no representation that the inventions covered in any PATENTS are patentable or that the PATENTS are or will be valid or enforceable, nor does DOW warrant or represent that the exercise of the rights licensed hereunder is free of infringement of patent rights of third parties. Should any infringement or damages be alleged, suit brought or damages collected therefore, no damages are permitted to be collected from DOW.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

    6.6 Prosecution of PATENTS by NEOPROBE - If NEOPROBE can obtain NCI's written consent (together with OTT and/or any other required agency) to assume the prosecution and maintenance of the patents under this License where CRADA rights are concerned and such proof is provided to DOW, then DOW will consider such proposal where all claims in the patent relate only to subject matter exclusively licensed under this License to NEOPROBE and where DOW has no interest in retaining other rights to the claims. It is understood that if this event should occur, such patents will be exclusively licensed to NEOPROBE, not assigned. Royalties and payments due DOW under Article 7 would continue.

    6.7 Copies of PATENTS - After the EFFECTIVE DATE, DOW shall supply to NEOPROBE's counsel indicated in Article 16.1 with a copy of each issued patent in English or if not in English then with a copy of the last set of claims as amended for issue in English. Copies of prosecution shall be supplied upon NEOPROBE's request. If during prosecution issues arise that are of a significant nature to the retention of the patent, DOW's counsel shall confer with NEOPROBE's counsel on the best course of action. All decisions remain with DOW.

                                    ARTICLE 7
                             PAYMENTS AND ROYALTIES

    7.1 Initial Payment - NEOPROBE will pay to DOW within ten (10) days from the EFFECTIVE DATE an initial payment of Two Million (US$2,000,000) Dollars paid in fully registerable common stock with the number of shares owed computed from a twenty (20) day trailing average of the closing price on the NASDAQ stock market just prior to January 29, 1996 (the effective date of the LETTER OF INTENT) (i.e., $16.025/share = 124,805 shares). Such stock shall be registerable on demand by DOW with piggy back registration rights with all costs for such registration paid by NEOPROBE. This payment will not be creditable against future royalty payments or any other payments made under this License and is nonrefundable.

    7.2 Payments on Approvals - NEOPROBE will make additional fixed sum payments to DOW, which payments will not be creditable against future royalty payments, in the following amounts and events:

              * (US$*) Dollars upon first APPROVAL of a PRODUCT for either FIELD
         (I) or FIELD (II) that uses TECHNOLOGY. Such fee shall be due even if the PATENTS have expired.

    7.3 Sublicensing Fees - DOW shall be paid by NEOPROBE * percent (* %) of all licensing revenue received for sublicensing in FIELD (I) or FIELD (II) which includes DOW's TECHNOLOGY or PATENTS. Thus, if NEOPROBE sublicenses the ANTIBODY, LINKER or PRODUCT such that a third party (nonaffiliated to NEOPROBE) sells the ANTIBODY, LINKER or PRODUCT, then NEOPROBE shall pay DOW * (* %) percent of all payments (i.e., up front fees, milestone payments, minimum annual fees, etc.) received by NEOPROBE and, in addition, the royalty of * (* %) percent of the earned royalty received by NEOPROBE.

    7.4 Earned Royalties for PATENTS - NEOPROBE will pay DOW an earned royalty of * Percent (* %) of NET SALES of PRODUCT, the manufacture, use or sale of which would infringe a valid, unexpired claim of one or more of the PATENTS UNDER APPENDIX A. (For example, if PRODUCT is manufactured in France under a PATENT and that PRODUCT (including components or kits such as ANTIBODY or LINKER) is sold in the TERRITORY of Algeria, then NEOPROBE would pay DOW this earned royalty of *% on all NET SALES on the PRODUCT in Algeria.)

* Omitted and filed separately under Rule 24b-2 pursuant to which Neoprobe Corporation has requested confidential treatment of this information.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

    No royalties are due under this Article 7.4 under any claim of a PATENT which is held invalid by a court of competent jurisdiction from which no appeal is or can be taken

    No royalties are due under this Article 7.4 after the last to expire PATENT on APPENDIX A expires and after any patent term restoration or extension term ceases.

    7.5 Royalties for TECHNOLOGY License - This fee is completely paid under Articles 7.2 and 7.7.

    7.6 Royalties for Equity and Research - Royalty shall not include equity investments and research contract revenues received by NEOPROBE.

    7.7 Achievement of Milestone Payments - A one time payment is due DOW the first year that total NET SALES for PRODUCTS in FIELD (I) and FIELD (II) that use DOW TECHNOLOGY achieve the following levels:

                          Net Sales Milestone Payments
                          ----------------------------
                      Sales Achieve                Payment
                     (Millions $US)           (Millions $US)
                     ---------------------------------------
                           *                         *
                     ---------------------------------------
                           *                         *
                     ---------------------------------------
                           *                         *
                     ---------------------------------------

These milestone payments are not creditable against royalties.

     These Milestone Payments shall be due until the last to expire PATENT expires or until ten (10) years from the first APPROVAL, whichever event occurs later in time.

     7.8 Minimum Annual Payments - Commercial sale of the PRODUCT for both FIELDS is expected in the TERRITORY. After the first year upon receipt of the first APPROVAL for either FIELD (I) or FIELD (II) by any HEALTH AUTHORITY and for the whole term where NEOPROBE would manufacture, use or sell a PRODUCT which would infringe a valid, unexpired claim of one or more of the PATENTS listed in APPENDIX A, then NEOPROBE shall pay DOW the following minimum annual royalty:

                            Minimum Annual Royalties
                           --------------------------
                          YEAR**
                        January 1              US$
                        ---------------------------
                          2 -4                *
                        ---------------------------
                          5 - on              *
                        ---------------------------

                     **The calendar year in which first
                     Approval is obtained is year zero

    All the above sums include any and all taxes required to be paid or withheld by NEOPROBE on DOW's behalf. The earned royalty may be credited against this minimum fee. The minimum fee may be paid in earned royalty and/or cash.


* Omitted and filed separately under Rule 24b-2 pursuant to which Neoprobe Corporation has requested confidential treatment of this information.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment under Rule 24b-2

    Minimum annual royalty payments are due at the same time as any fourth quarter earned royalty payments under Articles 7.3, 7.4, 7.5 and 7.6 in accordance with Article 7.10.

    7.9 Payments - A report, including: the amount of payment with the date the payment was made; an itemized payment listing; and date of this License under which payment is being made and the number _________, shall be sent to:

The Dow Chemical Company
Royalty Accounting
2020 Building
Midland. Ml 48674

With payment by wire transfer to THE DOW CHEMICAL COMPANY and sent to:

Citibank of New York
New York, NY
For the account of The Dow Chemical Company

     7.10 Quarterly Royalty Reports and Payments - Within sixty (60) days after the close of each calendar quarter, NEOPROBE shall submit a report on the NET SALES of PRODUCT in the FIELD for the TERRITORY in sufficient detail to enable a calculation of the royalty due in accord with Article 7 and payment of the royalty (if any) due.

     7.11 Books of Account - NEOPROBE shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of royalty payments due from it or on behalf of any AFFILIATE. Such records shall be maintained for at least five (5) years after the date of the Pertinent royalty payment.

     7.12 Audit Right - DOW shall have the right, either through a certified public accountant employed by DOW or through a firm of independent public accountants to whom NEOPROBE has no reasonable objection, to examine the books of account of NEOPROBE at reasonable times within three (3) years after the end of the calendar year to which they relate (but not more than once in each calendar year) for the purpose of verifying the correctness of any report concerning diligence or payment of royalties under Articles 5 and 7, respectively. Such examination shall be made during normal business hours at the place of business of NEOPROBE. The information furnished as a result of any such examination shall be maintained in confidence on the terms specified in Article
8. The fees and expenses of such an audit shall be borne by DOW. If any such audit shows any underpayment or overcharge, a correcting payment or refund shall be made within thirty (30) days of NEOPROBE' receipt of the auditors' statement. If such error is material (meaning +5%), then if NEOPROBE owes DOW from such material error, NEOPROBE shall be subject to a penalty as if the payment were deemed late in accord with Article 7.14. Should NEOPROBE fail to make any correcting payment within sixty (60) days from receipt of the auditors' statement, then DOW shall have the rig ht to terminate this License under
Article 14.5.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

     7.13 Withholding Tax Payments - If any taxes for DOW's account, withholding or otherwise, are levied by any taxing authority in the TERRITORY in connection with the receipt by DOW of any amounts payable under Article 7 of this License according to any tax treaty or agreement between the United States AND ANY country in the TERRITORY, then NEOPROBE shall have the right to pay such taxes to the local tax authorities and the payment to DOW of the net amount due after reduction by the amount of such taxes, together with

         (i) evidence of payment of such taxes and a translation thereof into English,

         (ii)  indication of the amount of such tax paid, and

         (iii) indication of the country in the TERRITORY and the authority to whom it was paid, and comply with NEOPROBE's royalty reporting obligations under this License.

However, if DOW still requires further information, the report due under Article
7.10 may also be requested by DOW and NEOPROBE shall promptly provide that information.

     7.14 Late Payments - Royalty payments not remitted or deposited by the due date shall bear interest at the current prime rate plus 2% established by a leading New York bank, such as CitiBank, as published in The Wall Street Journal. Should NEOPROBE fail to make any late payment within sixty (60) days from its due date, then DOW shall have the right to terminate this License under
Article 14.5 upon fifteen (15) days written notice to NEOPROBE to allow cure.

                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 Each Party shall use good faith efforts to retain in confidence and not disclose to any third party each other's Confidential Information (which includes, but is not limited to, TECHNOLOGY, PATENTS, and any samples of ANTIBODY, LINKER or PRODUCT) disclosed pursuant to the terms of this License. Such "good faith efforts" shall mean the same degree of care, but no less than a reasonable degree of care, as the receiving Party uses to protect its own Confidential Information of a like nature. NEOPROBE shall use the same good faith efforts with respect to the DOW TECHNOLOGY already in its possession.

     8.2 Excepted from the obligation of confidence under Article 8.1 is that information which:

         (a) is available, or becomes available, to the general public without fault of the receiving Party; or

         (b) is obtained by the receiving Party without an obligation of confidence from a third party (other than the FDA or a HEALTH AUTHORITY) who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing Party concerning such information; or

         (c) is required by law or by court order to be disclosed by the receiving Party in which cases the receiving Party will use its best efforts to limit such disclosure to that required by law and to maintain the confidentiality of the disclosed information to the extent possible; or

         (d) must be necessarily disclosed to HEALTH AUTHORITIES to permit NEOPROBE to sell PRODUCT in the FIELD; or

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

         (e)   may be disclosed in accord with Article 2.3.1, 3.3.6 or 3.4.1; or

         (f) is necessary to disclose to the NIH/NCI under a CRADA for either FIELD or to obtain the license contemplated under Article 2.1(c); or

         (g)   is released from confidentiality in writing by the disclosing
               Party.

     For the purpose of Article 8.1, a specific item of TECHNOLOGY shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain or in the possession of the receiving Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving Party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving Party.

     8.3 Notwithstanding the provisions of Article 8.1, if the receiving Party becomes legally compelled to disclose any of the disclosing Party's TECHNOLOGY, the receiving Party shall promptly advise the disclosing Party of such required disclosure in order that the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the TECHNOLOGY which it is legally required to disclose. Such a disclosure shall not release the receiving Party with respect to the TECHNOLOGY so disclosed except to the extent of permitting the required disclosure.

     8.4 Disclosure to AFFILIATES, Contractors - NEOPROBE may disclose TECHNOLOGY to its AFFILIATES, sublicensees, consultants and, when permitted herein, its clinical investigators, contractors (parties under contract with NEOPROBE or its AFFILIATES for the custom manufacturing or shipping of PRODUCT, conduct of clinical studies or obtention of registration in the TERRITORY), as may be necessary to exercise the rights granted hereunder and to register and prepare for commercialization of PRODUCT, and to commercialize PRODUCT under this License, under conditions of confidentiality at least as stringent as those set out in Articles 8.1, 8.2 and 8.3.

     8.5 Document Return - In the event of termination of this License under
Article 14.2, 14.3 (if the breach is by NEOPROBE), 14.4, 14.5 or 14.6 prior to its normal expiration, NEOPROBE will cease its use of the TECHNOLOGY and other CONFIDENTIAL INFORMATION provided hereunder and, on DOW's request, within sixty
(60) days either return all such CONFIDENTIAL INFORMATION, including any copies thereof, or will promptly destroy the same and certify such destruction to DOW; except that such CONFIDENTIAL INFORMATION as is or has become no longer subject to confidentiality under Article 8.1 need not be returned or destroyed. Notwithstanding the foregoing, NEOPROBE may retain such documents as are necessary for it to discharge its surviving obligations hereunder and its legal obligations to the governmental authorities for counterpart agencies to DOE and NRC; and NEOPROBE may retain such copies of documents as may be necessary for the defense of product liability or other litigation or similar proceedings relating to ANTIBODY or PRODUCT, and may retain one copy thereof in its legal department as a record of what was transmitted.

     8.6 Survival of Confidentiality - Termination of this License for any reason shall not relieve the Parties of their obligations under Article 8. The provisions of Article 8 shall survive termination of this License for twenty
(20) years.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2


     8.7 Confidentiality Agreement Extension - The CDA was expanded in scope in the LETTER OF INTENT. All disclosures between the Parties since the effective date of the CDA with regard to the subject matter of this License are deemed to have been disclosed under that CDA. After the EFFECTIVE DATE this License shall supersede the CDA with respect to the present subject matter for PRODUCT for the FIELDS.

                                    ARTICLE 9
                         THIRD PARTY INFRINGEMENT CLAIMS

     9.1 Defense of Third Party Patent Claims - If a claim is brought by a third party that manufacture, use or the sale of LINKER or PRODUCT in the TERRITORY (regardless of use) infringes a patent of such third party, NEOPROBE will give prompt written notice to DOW of such claim if it concerns a PATENT or TECHNOLOGY. DOW shall have the sole discretion and right to seek to dispose of said claim or to conduct the defense of any suit resulting from such claim if outside the FIELDS in the TERRITORY. NEOPROBE at its option and expense may participate in any Suit resulting from such claim that directly affects its market in the FIELDS in the TERRITORY.

     If the claim brought by a third party that manufacture, use or the sale of ANTIBODY in the TERRITORY (regardless of use) infringes a patent of such third party, NEOPROBE will give prompt written notice to DOW and NCI of such claim if it concerns a PATENT or TECHNOLOGY. DOW shall have the sole discretion and right to seek to dispose of said claim or to conduct the defense of any suit resulting from such claim in the FIELDS in the TERRITORY. DOW shall confer with NCI as required under the CRADA or the Commercial License for FIELD (I). NEOPROBE at its option and expense may participate in any suit resulting from such claim that directly affects its market in the FIELDS in the TERRITORY.

     9.2 Mutual Decisions - From the EFFECTIVE DATE and using their good faith efforts, NEOPROBE and DOW shall discuss any claim or suit brought by a third party for patent infringement that such third party's patent is infringed by the manufacture, use or sale of ANTIBODY, LINKER or PRODUCT by NEOPROBE or its AFFILIATES in the FIELDS in the TERRITORY. Specifically, NEOPROBE and DOW shall mutually try to agree on: the strategy for such suit or claim, e.g. whether to negotiate a set tlement, sue or withdraw from the country in the TERRITORY in which infringement is claimed; the basis to be determined for sharing the costs of litigation, damages awarded, and royalty to be paid to the third party; which Party should conduct the defense or if both NEOPROBE and DOW should jointly defend; the consequences of such decisions, such as amendment to this License with regard to royalties due to DOW; and any obligations or royalty payment modifications due NCI for ANTIBODY

     9.3 Third Party License - The Parties shall use their good faith efforts (either individually or together) to negotiate any necessary agreement for royalty payment to third parties with a view to enabling the PRODUCT to be commercialized in the FIELDS in the TERRITORY. As of the EFFECTIVE DATE, DOW is not aware of the need for any such third party license that is not already obtained .

                                   ARTICLE 10
                          PATENT ENFORCEMENT LITIGATION

     10.1 Prosecution by DOW - DOW, at its sole discretion, may take action on its own behalf and expense to institute any action or proceeding by reason of infringement of any of the PATENTS. If either Party learns of any infringement of a PATENT or misappropriation of trade secrets or TECHNOLOGY by a third party, it shall promptly notify the other Party.

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

     DOW shall have the first right, at its own expense, to prosecute all litigation against a third party infringer who may be infringing a PATENT. NEOPROBE shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. NEOPROBE shall be consulted concerning the litigation. DOW will bear the costs and shall be entitled to any recovery obtained from such litigation, settlement or compromise thereof.

     10.2 Prosecution by NEOPROBE - If DOW does not prosecute such infringer or otherwise abate such infringement (which infringement must be of commercial significance to NEOPROBE in DOW's reasonable business opinion) within ninety
(90) days after giving or receiving notification of such infringement in the TERRITORY, unless an extension of the term is mutually agreed upon by the Parties, then, NEOPROBE shall have the right to prosecute such infringer at its own expense in the FIELDS in the TERRITORY and shall be entitled to retain any recovery obtained from such litigation, settlement or compromise thereof. NEOPROBE's cost of litigation in any quarter may be credited against up to fifty (50%) percent of the royalties due to DOW under Articles 7.4, 7.5 and 7.6 in the following quarter. However, NEOPROBE shall place all royalties due to DOW in escrow from the date of filing the suit until the action or proceeding is finally concluded whereupon:

         if the PATENT in the country in the TERRITORY is held valid (whether infringed or not), then the royalties in escrow (after deduction of NEOPROBE's cost of litigation as referred to hereinabove) shall be paid to DOW; or

         if the PATENT in the country in the TERRITORY is held invalid (whether infringed or not), then the royalties in escrow shall be paid to NEOPROBE.

     At NEOPROBE's request, DOW shall cooperate with NEOPROBE in such litigation, including joining in said litigation. DOW shall also cooperate, at NEOPROBE's expense, by way of providing access to evidence and witnesses available to DOW.

     10.3 Prosecution by neither NEOPROBE or DOW - If DOW decides, after consulting with NEOPROBE, that neither DOW nor NEOPROBE will defend the PATENT in a FIELD in the particular country in the TERRITORY, then the royalty for that PATENT for that FIELD in that country becomes zero (0%) percent upon that decision date

     10.4 Invalidity - In the event that a PATENT in the TERRITORY is finally declared invalid or unenforceable in a judicial or administrative proceeding from which no appeal is or can be taken, then from and after that date no royalties shall be paid on the basis of that PATENT in the relevant country of the TERRITORY, subject to the provisions of Article 10.2, provided, however, that royalties due for other PATENTS in the TERRITORY not so held invalid or unenforceable or royalties for use of TECHNOLOGY shall not be affected.

     10.5 Settlement - Any settlement of an infringement suit, whether brought by DOW or by NEOPROBE, shall be subject to the consent of both Parties, which consent shall not be unreasonably withheld.

     10.6 Cooperation - Each Party shall cooperate with the other Party to the extent reasonably requested in any legal action:

         (i)      brought by a third party against one Party or

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2


         (ii)  brought by a third party against both of them or

         (iii) taken against a third party by either Party

regarding PATENTS in the FIELDS in the TERRITORY, and each Party shall have the right to participate in any defense, compromise or settlement to the extent that, in its judgment, it may be prejudiced thereby. In addition, NEOPROBE shall not settle any claim or suit in any manner that shall adversely affect any PATENTS, require any payment by DOW or reduce the royalty due to DOW hereunder without the prior written consent of DOW, except as provided in Article 10.2.

                                   ARTICLE 11
                   U.S. EXPORT CONTROL AND GOVERNMENT LICENSES

     11.1 Compliance - NEOPROBE agrees to comply with all necessary United States governmental regulations with respect to export of TECHNOLOGY and any PRODUCT, ANTIBODY, RADIOLABELLED PRODUCT or LINKER in the TERRITORY. NEOPROBE agrees to not export or re-export any TECHNOLOGY, PRODUCT, ANTIBODY, RADIOLABELLED PRODUCT or LINKER received from DOW or the direct products of such TECHNOLOGY to any prohibited country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government. NEOPROBE shall be responsible for the acts of its AFFILIATES, contractors, consultants and sublicensees. NEOPROBE assumes all liability if it or its AFFILIATES fails to obtain any of the necessary licenses or commits any violations of the United States Export Laws or Regulations (15 C.F.R. Section 700 et seq.).

     11.2 DOE, NRC Licenses - NEOPROBE agrees to obtain all necessary licenses and to comply with all applicable regulations of agencies similar to DOE and NRC in the TERRITORY with respect to PRODUCT and RADIOLABELLED PRODUCT.

     11.3 Clearances - NEOPROBE agrees to obtain all necessary clearances from any government in the TERRITORY for export or re-export with respect to the TECHNOLOGY or PRODUCT, RADIOLABELLED PRODUCT, ANTIBODY or LINKER.

                                   ARTICLE 12
                      PRODUCT LIABILITY AND INDEMNIFICATION

     12.1 Indemnity by DOW - DOW shall indemnify and hold NEOPROBE, its agents, directors, officers, employees and AFFILIATES harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including reasonable attorneys' fees and expenses) incurred by or rendered against any of them for personal injury, sickness, disease or death or property damage which directly arise out of:

         (a)   the intentional misconduct or negligence of DOW; or

         (b) the breach by DOW of its warranties given in Article 6.6 of this License or in any applicable supply agreement under Article 2.4;

provided, however, that NEOPROBE shall give DOW notice in writing as soon as practicable of any such claim or lawsuit and shall permit DOW to undertake the defense thereof at DOW's expense. However,

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

         (i) NEOPROBE will cooperate in such defense by providing access to witnesses and evidence available to it. NEOPROBE shall have the right to participate in any defense to the extent that in its judgment, NEOPROBE may be prejudiced thereby; and

         (ii) in any claim or suit in which NEOPROBE seeks indemnification by DOW, NEOPROBE shall not settle, offer to settle or admit liability or damages in any such claim or suit without the prior written consent of DOW

     12.2 Indemnity by NEOPROBE - NEOPROBE shall indemnify and hold DOW and AFFILIATES, and their respective agents, directors, officers, employees harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including reasonable attorneys' fees and expenses) incurred by or rendered against any of them for personal injury, sickness, disease or death or property damage which arise out of

         (i) the manufacturing, testing, use, promotion, sale or distribution of ANTIBODY, LINKER, RADIOLABELLED PRODUCT or PRODUCT by NEOPROBE or its AFFILIATES, except for those instances provided in Article
               12.1 for which DOW is obligated to indemnify NEOPROBE; or

         (ii) the breach by NEOPROBE of any of its representations, warranties or covenants contained in this License or any agreement contemplated by the terms of this License,

provided, however, that DOW shall give NEOPROBE notice in writing accord with
Article 16 as soon as practicable of any such claim or lawsuit and shall permit NEOPROBE to undertake the defense thereof at NEOPROBE's expense. However,

         (i) DOW will cooperate in such defense by providing access to witnesses and evidence available to it. DOW shall have the right to participate in any defense to the extent that in its judgment, DOW may be prejudiced thereby; and

         (ii) In any claim or suit in which DOW seeks indemnification by NEOPROBE, DOW shall not settle, offer to settle or admit liability or damages in any such claim or suit without the prior written consent of NEOPROBE.

                                   ARTICLE 13
                   TECHNOLOGY WARRANTY, DISCLAIMER, INSURANCE

     13.1 Belief of Accuracy - DOW represents that the TECHNOLOGY, and any other CONFIDENTIAL INFORMATION transferred or provided to NEOPROBE hereunder, are believed to be accurate and complete as of their current status at DOW at the EFFECTIVE DATE and that DOW's interpretations and conclusions drawn therefrom were made in good faith and in the exercise of DOW's sci entific judgment as of the dates of the documents contained therein, and that to the best of DOW's knowledge, data subject to regulations regarding Good Laboratory Practices and Good Clinical Practices, GMP and other FDA regulations, is in compliance with such regulations. However, DOW does not warrant or represent that such information is or will be sufficient to obtain APPROVAL to market PRODUCT or to commercially produce RADIOLABELLED PRODUCT or PRODUCT or to commercialize PRODUCT with HEALTH AUTHORITIES in the TERRITORY.

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

     NEOPROBE represents that it will be solely relying on its own evaluation of the TECHNOLOGY and the other CONFIDENTIAL INFORMATION transferred or provided to it hereunder and on its own medical and scientific expertise in using the same in its development and commercialization of PRODUCT in each FIELD.

     13.2 Insurance - NEOPROBE agrees to carry such liability insurance as would reasonably be expected of a company of NEOPROBE's net worth operating in the pharmaceutical industry and sufficient to meet any governmental requirements. Written assurance that such insurance is in effect must be provide to DOW by the EFFECTIVE DATE. NEOPROBE agrees to maintain such insurance for the term of this License.

                                   ARTICLE 14
                              TERM AND TERMINATION

     14.1 Term - Unless terminated under the provisions of this Article 14, this License shall continue in effect until the expiration of all PATENTS listed on APPENdix A or until ten (10) years from the first APPROVAL for TECHNOLOGY, whichever occurs last, provided, however, that Articles 8, 11, 12, 13, and 18 contained in this License shall survive termination of this License.

     When this License expires under this Article 14.1, the licenses granted under this License shall be paid-up; however, any payments still due under
Article 7.7 will continue until paid in full.

     14.2 Failure to Use License - If NEOPROBE and its AFFILIATES shall have

         (i) discontinued selling PRODUCT in commercial quantities using their best efforts in accord with Article 5 to commercialize; or

         (ii)  not commercialized PRODUCT in accord with Article 5; or

         (iii) not paid the minimum annual royalty required in full when due under Article 7.8,

then NEOPROBE shall have the right to terminate this License upon ninety (90) days written notice.

     If termination under this Article 14.2 results, then NEOPROBE shall promptly supply to DOW all registration information for HEALTH AUTHORITIES that is available to NEOPROBE or its AFFILIATES for use by DOW, its AFFILIATES or sublicensees, at no cost to DOW, all rights granted by the License together with the rights received under the CRADA that are DOW's.

     If this License is terminated under Article 5.3 when within NEOPROBE's control, then NEOPROBE shall promptly supply to DOW all registration information for HEALTH AUTHORITIES that is available to NEOPROBE or its AFFILIATES for use by DOW, its AFFILIATES or sublicensees without compensation to NEOPROBE by DOW together with the rights received under the CRADA that are DOW's..

     14.3 Termination for Breach - In the event of a material breach by either DOW or NEOPROBE of any of the obligations contained in this License, the other Party shall be entitled to terminate this License by notice in writing under
Article 16 provided that such notice shall specify the breach or breaches complained of. If the said breach or breaches are capable of remedy, the Party committing such breach or breaches shall be entitled to a period of sixty (60) days from the delivery of such notice in which to remedy or to

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2 undertake to remedy the same. In the case the defaulting Party shall fail to remedy the breach or to undertake to remedy the breach to the satisfaction of the injured Party, the injured Party shall have the right to cancel this License in whole or, if reasonable to the injured Party, only terminate those rights and obligations relating to the particular breach by simply notification to the Party in default. Failure of a Party to exercise its rights under this Article
14.3 shall not be construed as a waiver as to future breaches whether or not they are similar.

     14.4 Termination by NEOPROBE - NEOPROBE may surrender and terminate this License on ninety (90) days written notice to DOW in accord with Article 16. NEOPROBE will disclose to DOW its reasons for any such termination.

     14.5 Termination by DOW - DOW shall have the right to terminate this License immediately on written notice to NEOPROBE if:

         (a) NEOPROBE shall cease to carry on business or shall go into liquidation or a receiver shall be appointed to NEOPROBE's assets; or

         (b) NEOPROBE shall become bankrupt or insolvent or unable to meet any of its financial obligations in full on their due dates; or

         (c) NEOPROBE fails to meet any of its payments in full when due in accord with Article 7; or

         (d)   NEOPROBE fails to meet its diligence requirements under Article
               5; or

         (e) NEOPROBE fails to maintain accurate records or to provide the written reports required in accord with Article 7.

14.6 On Termination - NEOPROBE shall, upon termination of this License by DOW under Articles 14.2, 14.3 or 14.5 or termination by NEOPROBE under Article 14.2,
14.3 or 14.4:

         (a) return to DOW all copies of documents containing TECHNOLOGY and any materials received from DOW under confidentiality and CONFIDENTIAL INFORMATION concerning ANTIBODY, LINKER, RADIOLABELLED PRODUCT and PRODUCT in the FIELDS;

         (b) pay to DOW all payments and royalties due or accrued at the termination date within thirty (30) days after termination, and pay to DOW all payments due under Article 7.7, but if termination under Article 14.3 (if breach by NEOPROBE) or 14.5, then Article 7.7, if applicable, shall be accelerated and due within said thirty (30) days; and

         (c) make no further use of any kind of any and all TECHNOLOGY disclosed hereunder by DOW, except to the extent such information has become public knowledge other than through fault of NEOPROBE, and make no further use of the surviving PATENTS; and

         (d) take all steps necessary and execute any instruments required to assign all the rights relative to-any government health registrations of PRODUCT in each FIELD held by NEOPROBE to DOW or to DOW's designee and to assist DOW or its designee to obtain new government health registrations for the PRODUCT in each FIELD, and, if such new registrations are obtained by DOW or its designee, NEOPROBE agrees to notify the

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

               HEALTH AUTHORITIES to cancel all those registrations of PRODUCT in each FIELD which are in the name of NEOPROBE, subject to reimbursement by DOW of NEOPROBE's out-of-pocket expenses of obtaining such registrations (except in the case of termination for breach by NEOPROBE); and

         (e) assign to DOW any distributorships, PRODUCT manufacturing agreements and sublicense agreements, to the extent they are specific to the PRODUCT or RADIOLABELLED PRODUCT or LINKER or ANTIBODY for at least one FIELD and are assignable and to the extent such agreements were previously agreed with DOW to survive termination of this License; or, at DOW's option, terminate such agreements as are terminable unilaterally by NEOPROBE.

     14.7 Survival of Certain Obligations - On termination of this License: the obligations of confidentiality set forth in Article 8 shall survive for the time stated therein; adverse reaction reporting set forth in Article 3.5 shall survive; Export Control compliance set forth in Article 11 shall survive; and the indemnification obligations set forth in Article 12 shall also survive as to all claims or actions arising from events which occurred before termination.

                                   ARTICLE 1 5
                                  FORCE MAJEURE

     15.1 Event of Force Majeure - In the event that performance under this License, or any obligation hereunder, is hindered, delayed or prevented by reason of acts of God, strikes, lockouts, labor troubles, intervention of any governmental authority,-fire, riots, insurrections, invasions, war or other reason of simi lar nature beyond the reasonable control of the Party and are without its fault or negligence, then performance of that act shall be excused for the period of the delay and the period for the performance of that act shall be extended for an equivalent period.

     15.2 Notification. Upon occurrence of an event of force majeure, the affected Party shall promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration and how that Party's performance is affected. The affected Party shall resume the performance of its obligations as soon as practicable after the force majeure event ceases.

                                   ARTICLE 16
                                     NOTICES

     16.1 Official -Any notice, request or communication specifically provided for or permitted to be given under this License must be in writing and may be delivered by courier service, registered mail, or electronic transmission such as facsimile or electronic mail, and shall be deemed effective as of the time of actual delivery thereof to the addressee. For purposes of notice the addresses of the Parties shall be as follows:

DOW:              The Dow Chemical Company
                  2030 Willard H. Dow Center
                  Midland, Michigan 48674
                  U.S.A.

                  Attention:   Michael J. Mintz, PhD
                               Director

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

                               External Technology

                  Telephone:  517 - 636 - 9458
                  Facsimile:  517 - 636 - 8127

with a copy to:

                  The Dow Chemical Company
                  Patent Department
                  1790 Building, Washington Street
                  Midland, Michigan 48674

                  Attention: Karen L. Kimble, JD
                  Senior Counsel

                  Telephone: 517 - 636 - 1687
                  Facsimile: 517 - 638 - 9786

NEOPROBE:         Neoprobe Corporation
                  425 Metro Place North

                  Suite 400
                  Dublin, Ohio 43017-1367

                  Attention:   David C. Bupp
                               President and
                               Chief Operating Officer

                  Telephone: 614 - 793 - 7500
                  Facsimile: 614 - 793 - 7522

with a copy to:

                  MUELLER AND SMITH, L.P.A.
                  MUELLER-SMITH BUILDING
                  7700 Rivers Edge Drive
                  Columbus, Ohio 43235

                  Attention: J. K. Mueller, Jr., Esq.

                  Telephone: 614 - 436 - 0600
                  Facsimile: 614 - 436 - 0057

     16.2 Transition - For purposes of coordination during the TRANSFER PERIOD, the addresses of the Parties shall be as follows:

DOW:               The Dow Chemical Company
                   1707 Building
                   Midland Michigan 48674

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2


                  Attention:   Dr. William Dowd
                               Director
                               Materials R & D

                  Telephone: 517 - 636 - 1360
                  Facsimile: 517 - 638 - 9547

NEOPROBE:         Neoprobe Corporation
                  425 Metro Place North
                  Suite 400
                  Dublin, Ohio 43017-1367

                  Attention: Dr. William A. Eisenhardt
                  Telephone: 614 - 793 - 7500
                  Facsimile: 614 - 793 - 7520

     16.3 Each Party may change its address and its representative for notice by the giving of notice thereof in the manner hereinabove provided.

                                   ARTICLE 17
                               DISPUTE RESOLUTION

     17.1 Choice of Law - This License shall be governed by the laws of Ohio, excepting its conflict of laws principles, in all respects of validity, construction and performance, except that all questions concerning the construction, validity, coverage or infringement of PATENTS shall be decided in accordance with the patent law of the country where the patent was granted.

     17.2 Disputes - Both Parties shall make good faith efforts to resolve any questions concerning construction and performance under this License, excluding PATENTS and antitrust issues, by:

         17.2.1 Notice, contact and resolution, all proceedings and documents in English, between the Parties listed under Article 16.1 within one hundred twenty
(120) days from the date of the notice by negotiation either by telephone or by meeting in Detroit, Michigan; and

         17.2.2 If unsuccessful under Article 17.2.1, then senior executive management with settlement authority and patent counsel of DOW and NEOPROBE shall meet at a mutually agreeable location within sixty (60) days from a date of notice that Article 17.2.1 failed to resolve the issues. Patent counsel shall present the legal and factual arguments to such executives in English, with supporting evidence if necessary, and resolution by these executives is expected within ten (10) days, which may be reduced to writing in English as an amendment to this License; and

         17.2.3 If such executives have not met or resolved the issues under
Article 17.2.2, then within seventy five (75) days from the date of the notice under Article 17.2.1, the Parties shall submit the issues to arbitration in Chicago, IL, in English, in accordance with the Rules of the American Arbitration Association ("AAA"), which may be modified by the Parties, and judgment shall not be binding. The Parties agree that the following procedures shall be adhered to even though they may, in part, not be in full conformance with said Rules:

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Omitted Portions of this Exhibit are Subject to a Request for Confidential
Treatment underRule 24b-2

         (a) Three Arbitrators shall be selected from a list of at least 20 arbitrators selected by the AAA composed of patent counsel with chemistry or pharmaceutical expertise who are practicing or retired partners in law firms or in-house corporate patent counsel, not affiliated with the Parties, with at least 10 years of experience in patent law and knowledge of the pertinent laws of any country relevant to the dispute. Each Party shall select one Arbitrator and then the two Arbitrators shall select the third. The arbitration proceedings and reports shall be in English. The time from the beginning of submission for arbitration and conclusion of any oral or written proceedings shall not exceed six (6) months; and

         (b) Limited discovery to only that which each Party has a substantial, demonstrable need, and shall be conducted in the most expeditious and cost-effective manner. The Arbitrators shall resolve any issues with regard to the discovery. Decision by the Arbitrators shall be given in writing within thirty (30) days from the end of oral proceedings; and

         (c) Although the decision by the Arbitrators is non-binding, should either Party then litigate in a Court of competent jurisdiction for the Parties, either Party may introduce the decision reached by Arbitration with its supporting evidence.

                                   ARTICLE 18
                                   ASSIGNMENT

     18.1 Assignment - Neither Party to this License shall assign any rights hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld. It being agreed, however, that without such consent being required from DOW, NEOPROBE may assign to its AFFILIATES.

     18.2 Consolidation, Reorganization or Merger- Should NEOPROBE be consolidated, reorganized or merged with another entity, NEOPROBE may assign or otherwise transfer this License to the successor entity or the assignee so long as such assignment or transfer shall be accompanied by a sale or other trans fer of all or substantially all of NEOPROBE's business and assets related to ANTIBODY or PRODUCT without DOW's prior written consent, but NEOPROBE must promptly notify DOW in accord with Article 16.1.

     In any event where NEOPROBE is consolidated, reorganized or merged with another entity and this License is assigned to them, then such AFFILIATE or entity formed must have agreed to be bound by all terms of this License. Notification that they are so bound (with documentation if requested by DOW), must be supplied promptly to DOW in accord with Article 16.1.

     18.3 Effect on Successors and Assignees - This License shall inure to the benefit of and be binding upon such successors and permitted assignees.

                                   ARTICLE 19
                            MISCELLANEOUS PROVISIONS

     19.1 Amendments - This License may be amended only in writing executed by both Parties.

     19.2 Entirety of Agreement - This License sets forth the entire agreement and understanding between the Parties hereto with respect to PRODUCT in the FIELDS for their commercialization in the TERRITORY. The Parties agree that this License is in compliance with the LETTER OF INTENT. No other agreements (e.g., the TTA; the ADDENDUM to the TTA, effective July 29,1992; the

Omitted Portions of this Exhibit are Subject to a Request for Confidential Treatment underRule 24b-2

AMENDMENT EXTENSION of the TTA, effective January 1,1995; the SECOND AMENDMENT to the TTA, effective April 15,1996; the License for the 12 technology under the terms of Articles 2.6 and 3.4(c) of the TTA, effective October 10, 1995; and the License under the terms of Article 1.3(b) of the TTA, effective May 1, 1996 between the Parties is altered by this License and such other agreements remain in full force and effect.

     19.3 Severability - If any term or provision under this License is deemed invalid under the laws of a particular country or jurisdiction, the invalidity shall not invalidate the whole License but it shall be construed as if not containing that particular term or provision and the rights and obligations of the Parties shall be construed and enforced accordingly. The Parties shall negotiate in good faith a substitute provision in compliance with the law to as nearly as possible retain the Parties intent in legally valid language.

     19.4 Waivers, Cumulative Remedies - A waiver by either Party of any term or condition of this License in any one instance shall not be deemed construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obliga tions and agreements contained in this License shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     19.5 Public use - NEOPROBE shall not make any public statements regarding this License without (a) DOW's prior written approval of such press release or statement with regard to the use of D O W 's name, logos or trademarks and (b) DOW's review and recommendations with regard to the description of DOW TECHNOLOGY. If the DOW TECHNOLOGY or PATENTS is discussed in any public document for the SEC or public offering, DOW shall have the right to review and recommend changes to any description of the DOW TECHNOLOGY or PATENTS.

     19.6 Headings- Headings in this License are included herein for ease of reference and shall not affect the meaning of the provisions of this License, nor shall they have any other legal effect.

     19.7 Other Documents - Each Party agrees to execute such additional papers or documents in customary legal form and to make such governmental filings or applications as may be necessary or desirable to effect the purposes of this License and carry out its provisions.

     IN WITNESS WHEREOF, the Parties have duly executed this License in duplicate by their appropriate authorized representative. Separate signature pages are acceptable in facsimile form to each Party and the counterpart original signatures shall have the date from the facsimile. This License shall be deemed to have met all the conditions of the LETTER OF INTENT even if it is not signed by both Parties by May 1, 1996.

THE DOW CHEMICAL COMPANY               NEOPROBE CORPORATION

By   s/ Fred P. Corson                 By  s/ David C. Bupp
  --------------------------------        -------------------------------------
Name:  Fred P. Corson                  Name:  David C. Bupp
Title:  Vice President                 Title:  President and
        Research and Development               Chief Operating Officer